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EXHIBIT 99.1



                                  PRESS RELEASE





                            FIRST SOUTHERN ANNOUNCES
                COMPLETION OF SUBORDINATED CAPITAL NOTES OFFERING



         Florence,  Alabama (October 1, 2003) (FSTH)- First Southern Bancshares,

Inc. (the "Company"),  the holding company for First Southern Bank (the "Bank"),

reported the completion of its previously  announced private placement  offering of $5.5  million of  Subordinated  Capital  Notes due  September  30,  2008 (the

"Notes").  The Notes include Warrants and rights to receive additional  Warrants to purchase  shares of the Company's  common stock at an exercise price of $0.01 per share. The offering, which was oversubscribed by approximately $1.1 million,

commenced on September  2, 2003 and closed on September  30, 2003.  The offering proceeds  included  approximately  $3.1 million of cash and $1.5 million (65,910 shares) of Series A and  $900,000  (39,092  shares) of Series B Preferred  Stock which was tendered in exchange for Notes. As a part of the sale of the Notes the

Company  initially issued Warrants to purchase  approximately  154,000 shares of

Company common stock.


         The cash  proceeds of the offering  were used as follows:  (1) $371,000 for the initial funding of the Interest  Payment Fund for the Notes that will be deposited  with a third-party  financial  institution on or prior to October 31,

2003;  (2) $117,000 to pay the cash premiums in connection  with the exchange of

Preferred  Stock for  Notes;  (3)  $750,000  to pay in full the  balance  of the

Company's debt to First  Tennessee Bank; (4) $250,000 to pay in full the balance of the Company's  debt to certain of its directors  for monies  advanced  during

2002 for  operating  expenses;  and (5)  $75,000 for  estimated  expenses of the offering. The balance of approximately $1.6 million is being held by the Company for general corporate  purposes,  including the possible  repurchase for cash of shares  of Series A and  Series B  Preferred  Stock,  which  repurchases  may be effected in privately negotiated  transactions or through a general offer to the remaining  holders  of Series A or Series B  Preferred  Stock.  Since the Bank's

equity  capital  ratio  exceeds  8.5%  and  is  well  in  excess  of  regulatory requirements, management does not anticipate the need to contribute any of these funds to the Bank.



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         The Notes bear interest,  payable quarterly,  at the fixed rate of 4.5%

per annum through September 30, 2005, and thereafter at a floating rate equal to the prime rate. An Interest  Payment Fund will be  established at an independent bank on or prior to October 31, 2003, and will be initially funded with $371,000 to secure the interest  payments on the Notes.  The Warrants are exercisable one year after the date of issue and will  terminate  three  years after the date of issue.  Additional  Warrants to  purchase  up to a maximum of 154,000  shares of

Company  common  stock  are  issuable  on the first  anniversary  date of issue,

assuming  the Notes  remain  outstanding.  Annually  thereafter,  subject to the approval  of the  Company's  stockholders,  Warrants  to  purchase  a maximum of

385,000 additional shares of Company common stock may be issued.


         The Company's  Board of Directors  believes that the successful sale of the $5.5 million of Notes is an important  step in  strengthening  the Company's capital structure. Specifically, the retirement of $1 million of short term debt at a higher  stated  rate of  interest  than the Notes,  reduces  the  Company's interest costs and short term debt and improves the Company's  liquidity.  Also,

the  exchange  of Series A and Series B  Preferred  Stock,  which are treated as liabilities under generally accepted accounting  principles,  for Notes resulted in  a  reduction  in  the  Company's  liabilities  on  the  Preferred  Stock  of approximately $318,000,  which amount increased common stockholders' equity. The

Company's  Board of Directors  believes it is  important  to further  reduce the

Company's  obligations on the 94,440 shares of Series A Preferred  Stock and the

8,683 shares of Series B Preferred Stock that remain  outstanding.  Accordingly,

the Board  intends to pursue the  repurchase of the  remaining  Preferred  Stock through additional  exchanges or cash repurchases.  Although their subscriptions to the offering were not accepted due to the oversubscription, directors holding

44,485 shares of Series A Preferred  Stock have indicated  their  willingness to exchange  those  shares on the same terms as the  offering  which would mean our issuance of  approximately  an  additional  $1.1  million of Notes plus  related

Warrants.  Any other use of the remaining  funds raised in the  offering,  other than for the  repurchase of Preferred  Stock,  is subject to the approval of the

Federal Reserve Bank of Atlanta.


         Mr. Jack  Johnson,  the  Company's  President and CEO, said "We believe that this  sale of Notes is a  confirmation  of the  Company's  improvements  in financial condition, operations, and management since 2001. We appreciate the ongoing support of our local community."


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         The  Company  is  headquartered  in  Florence,  Alabama,  and the  Bank operates  through its  main/executive  office in Florence  and two  full-service offices in Killen and Muscle Shoals.






            THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" AS DEFINED UNDER THE FEDERAL SECURITIES LAWS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS ASSUMPTIONS, RISKS AND UNCERTAINTIES BECAUSE OF THE POSSIBILITY OF CHANGES IN UNDERLYING FACTORS AND ASSUMPTIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS FOR A VARIETY OF FACTORS INCLUDING: THE ABILITY OF THE BANK TO COMPLY WITH THE REGULATORY REQUIREMENTS AND AGREEMENTS APPLICABLE TO IT; SHARP AND RAPID CHANGES IN INTEREST RATES; SIGNIFICANT CHANGES IN THE ECONOMIC SCENARIO FROM THE CURRENT ANTICIPATED SCENARIO WHICH COULD MATERIALLY CHANGE ANTICIPATED CREDIT QUALITY TRENDS AND THE ABILITY TO GENERATE LOANS; SIGNIFICANT DELAY IN OR INABILITY TO EXECUTE STRATEGIC INITIATIVES DESIGNED TO INCREASE CAPITAL, REDUCE NON-PERFORMING LOANS AND CLASSIFIED ASSETS, GROW REVENUES AND CONTROL EXPENSES; AND SIGNIFICANT CHANGES IN ACCOUNTING, TAX OR REGULATORY PRACTICES OR REQUIREMENTS. BECAUSE OF THE RISKS AND UNCERTAINTIES INHERENT IN FORWARD-LOOKING STATEMENTS, READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THEM, WHETHER INCLUDED IN THIS PRESS RELEASE OR MADE ELSEWHERE FROM TIME TO TIME BY THE COMPANY OR ON ITS BEHALF. EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW OR REGULATION, THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.



CONTACT:  First Southern Bancshares, Inc., Florence, Alabama
          Roderick V. Schlosser, Executive Vice President and CFO
          (256) 718-4206